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                                                                   Exhibit 10.41

                              CONSULTING AGREEMENT


This Agreement (the Agreement) is dated for reference January 1st, 2004 between:

Mymetics Corporation, a company duly registered in the state of Delaware (USA), having its seat at 11 Stanwix Street, 15222-1319 Pittsburg, PA (USA) and its European Executive Office at 65, route du Boiron, 1260 Nyon (Switzerland), represented by its duly authorised officers, Mr. Christian Rochet, President and Chief Executive Officer, and Mr. Ernst Lubke, Chief Financial Officer (the "Company")

And

CHUV - Centre Hospitalier Universitaire Vaudois, a public university hospital organised under the laws of the Canton of Vaud (Switzerland), having its seat at Bugnon 21, 1005 Lausanne, represented by its duly authorised Prof. Yann Barrandon (the "Institution")

And

Dr. Sylvain Fleury, Ph.D., a Project Leader at the Institution's Experimental Surgery Department (the "Consultant").

Hereafter collectively designated as the Parties.


WHEREAS

The Company is engaged in scientific research in view of developing vaccines, therapeutic compounds and specific therapies for certain retroviral diseases or diseases with a viral autoimmune content, and in particular AIDS (the "Field"). The Consultant has extensive experience in the Field, and the Company seeks to benefit from the Consultant's expertise by retaining the Consultant as a consultant. The Consultant wishes to perform consulting services in the Field for the Company. The Institution acknowledges this wish and agrees to act as executor of the Agreement, and in particular, to perform certain services in connection with the collection of the fees charged by the Consultant to the Company and the transfer of such to the Consultant net of various social charges under Swiss Law.

Accordingly, the Parties agree as follows:


1.       SERVICES

         (a) Consultant shall provide consulting services which include (i) serving as the Company's Chief Scientific Officer; (ii) attending scientific advisory board meetings; (iii) providing scientific advice regarding the Company's product lines, the general direction of its research program, recruitment of scientific personnel, and techniques used in research in the Field; and (iv) generally advising the Company in its efforts to produce, develop, and market products in the Field, to the Company with respect to matters related to the Field.

         (b) The Institution agrees that such services be rendered by the Consultant to the Company. In addition, the Institution agrees to (i) invoice the Company on a regular basis (as defined under section 2 below) for said services,


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(ii) to credit such amounts to its internal departmental funds CGRA CHX/CGRB
26595, (iii) to manage all required Swiss social charges (employer's and employee's contribution) from such sums and transfer such deductions to the relevant social security institutions (AVS, LPP, etc.) and (iv) to transfer the net balance remaining to the Consultant.

         (b) Upon request by the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote up to 30% of his time (computed as an annual average) to providing consulting services to the Company pursuant to this Agreement.

         (c) The Company acknowledges that the Consultant is an employee of the Institution and is subject to the Institution's policies, including policies concerning consulting, conflicts of interest, and intellectual property, and that Consultant's obligations under the Institution's policies take priority over any obligations the Consultant may have to the Company by reason of this agreement.


2.       COMPENSATION

         As full consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant the amount of CHF 96'000 annually, payable in monthly instalments of CHF 8'000, except for an initial amount of CHF 48'000, representing six months of operations, to be made on or before January 15, 2004. In addition to the foregoing amounts, the Company shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement. The Company agrees to pay approved expense reports within 30 days of receipt.


3.       CONFIDENTIALITY

         (a) The Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that is proprietary to the Institution and is not generally available to the public other than through formal technology transfer procedures.

         (b) In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company's products, processes, equipment, programs, developments, or plans and that is both (i) disclosed or made known by the Company to the Consultant and
(ii) identified as "proprietary" by the Company at any time ("Proprietary Information"). The Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of consulting services pursuant to this Agreement, without prior written consent of the Company.

         (c) Proprietary Information subject to paragraph 3(b) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. In addition, Proprietary Information subject to paragraph 3(b) does not include information generated by the Consultant unless the information (i) is generated as a direct result of the performance of consulting services under this Agreement and (ii) is not generated


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in the course of the Consultant's activities as an Institution employee.


4.       RETURN OF MATERIALS

         The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all drawings, tracings, and written materials in the Consultant's possession and (i) supplied by the Company in conjunction with the Consultant's consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement and not generated in the course of the Consultant's activities as an Institution employee.


5.       INTELLECTUAL PROPERTY

         (a) Subject to the terms of paragraph 5(b), below, the Consultant hereby assigns to the Company any right, title, and interest he may have in any invention, discovery, improvement, or other intellectual property which (i) the Consultant develops solely as a direct result of performing consulting services for the Company under this Agreement and (ii) is not generated in the course of Consultant's activities as an Institution employee and is not owned by the Institution. Any intellectual property assignable to the Company pursuant to the preceding sentence is hereinafter referred to as ("Company Intellectual Property"). Upon the request of the Company, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or other rights in Switzerland and in any foreign country with respect to any Company Intellectual Property. The Company will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

         (b) The Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of the Institution.


6.       DEFENSE AND INDEMNIFICATION

         The Company agrees, at its sole expense, to defend the Consultant and the Institution against, and to indemnify and hold the Consultant and Institution harmless from, any claims or suits by a third party against the Consultant or the Institution or any liabilities or judgments based thereon, either arising from the Consultant's performance of services for the Company under this Agreement or arising from any Company products which result from the Consultant's performance of services under this Agreement.


7.       TERM AND TERMINATION

         (a) Unless terminated earlier under paragraph 7(b), below, this Agreement shall be for a term of 3 years from the date it becomes effective, i.e. until December 31, 2006.

         (b) Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than


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30 days following the date of such notice as shall be specified in said notice.

         (c) Termination of this Agreement under paragraph 7(a) or 7(b), above, shall not affect (a) the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under paragraph 2 above, (b) the Company's obligations to recognize the priority of Institution intellectual property rights under paragraph 5(b) above, (c) the Company's obligations to defend and indemnify the Consultant and the Institution under paragraph 6 above, or (d) the Consultant's continuing obligations to the Company under paragraphs 3(b) and 5(a) above.


8.       MISCELLANEOUS

         (a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party.

         (b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

         (c) The Company will not use the Consultant's or the Institution's name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance the written consent of both the Consultant and the Institution to such use.

         (d) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the Swiss Postal Service, registered or certified mail, addressed as follows:

Company:

Mymetics Corporation
European Executive Office
65, route du Boiron
1260 Nyon


Institution:

CHUV
M. Jean-Marc Chavanne
Directeur Administratif
Mont-Paisible 16
Bugnon 46
Lausanne 1011-CH

Consultant:

Dr. Sylvain Fleury, Ph.D.
Chemin de Verdonnet 9
1010 Lausanne


         (e) This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company, the Institution and the Consultant with respect to the subject matters
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of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company or the Institution, or by any written documents unless it is signed by an officer of the Company, an officer of the Institution and by the Consultant. The Parties acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of paragraph 2 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant's consulting services for the Company is subject to the Institution's prior written approval.


         (f) The parties hereby represent, warrant, acknowledge and agree that: (i) they have agreed that this Agreement be drawn up in the English language; and (ii) the English version of this Agreement shall govern for all purposes.

         (g) Should a provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

         (h) This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of Switzerland.

         (i) Each of the parties irrevocably attorns to the exclusive jurisdiction of the Canton of Vaud (Switzerland).


IN WITNESS WHEREOF, the parties have executed this Agreement effective the reference date first stated above.



/Rochet/

Mymetics Corporation
By: Christian Rochet, president and Chief Executive Officer



/Luebke/

Mymetics Corporation
By: Ernst Luebke, Chief Financial Officer



/Barrandon/

CHUV - Centre Hospitalier Universitaire Vaudois
By : Prof. Yann Barrandon



/Fleury/
-----------------------------------
Dr. Sylvain Fleury, Ph.D.